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                                                                  EXHIBIT (d)(3)


                                 April 23, 2002



BY FAX

IAT Reinsurance Syndicate, Ltd.
c/o Peter R. Kellogg
Spear, Leeds & Kellogg
120 Broadway
New York, New York 10271

Re:  Partial Tender Offer

Ladies and Gentlemen:

         Thousand Trails, Inc. intends to make a partial tender offer for up to 1,500,000 of its shares, which we discussed with you. Our Board of Directors has approved the tender offer on the basis that although Carl Marks Strategic Investments II, LP will participate, none of the other affiliates of Carl Marks, our executive officers and directors or IAT Reinsurance Syndicate will participate in the offer. We intend to publicly announce the tender offer on April 24, 2002.

         By signing below, you confirm our previous agreement that IAT will not participate in the tender offer. Your signature also confirms our understanding that in proceeding with the tender offer, Thousand Trails is acting in reliance on IAT's commitment not to participate and, as such, IAT's commitment is both binding and irrevocable.


                                        Very truly yours,

                                        THOUSAND TRAILS, INC.


                                        By:  /s/ WALTER B. JACCARD
                                           -------------------------------------
                                           Walter B. Jaccard, Vice President and
                                           General Counsel

         Agreement confirmed
         on April 23, 2002

         IAT Reinsurance Syndicate, Ltd.

         By:   /s/ PETER R. KELLOGG
            ----------------------------
         Name:    Peter R. Kellogg,
         Title:
                ------------------------